UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 16, 2018

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

7621 Little Avenue, Suite 414, Charlotte, NC 28226

(Address of principal executive office) (zip code)

(Former address of principal executive offices) (zip code)

(704) 366-5122

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On November 16, 2018, Chanticleer Holdings Inc., a Delaware corporation (“Chanticleer”), entered into an at-will employment agreement with Mr. Frederick L. Glick to serve as President of Chanticleer, effective immediately, continuing until December 2020 and renewing automatically for additional one year terms unless terminated by either Chanticleer or Mr. Glick with or without notice, and with or without cause, pursuant to the terms of the agreement.

Pursuant to the agreement, Mr. Glick will receive a base salary at the rate of $250,000 per year and 10,000 restricted stock units pursuant to the Chanticleer Holdings Inc. 2014 Stock Incentive Plan (“Plan”) that vest in full immediately. Mr. Glick was also granted additional equity awards pursuant to the Plan consisting of (1) 20,000 restricted stock units (2) 10,000 5-year Incentive Stock Options with an exercise price of $3.50 and (3) 10,000 5-year Incentive Stock Options with an exercise price of $4.50 ((1), (2) and (3) referred to herein as the “Equity Awards”). The Equity Awards vest in eight quarterly installments on the first day of each fiscal quarter during Mr. Glick’s continued employment with the Company commencing January 1, 2019 and are subject to the terms of the Plan. Each award further is subject to its respective award agreement. The agreement provides for full acceleration of equity grants triggered by a “change of control”, as defined in the agreement and contains confidentiality, invention assignment and non-solicitation covenants.

The foregoing description of the agreements does not purport to be complete and is qualified in their entirety by reference to the full text of such agreements, which will be filed as exhibits to Chanticleer’s annual report for the period ending December 31, 2018.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures set forth in Item 1.01 are incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2018

Chanticleer Holdings, Inc.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer